EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of September 4, 2025 (the “Effective Date”), is made by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and collectively, the “Elliott Parties”), and Genuine Parts Company, a Georgia corporation (the “Company”).

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company;

WHEREAS, the Company and the Elliott Parties desire to enter into this Agreement regarding the appointment of certain new independent directors to the Company’s Board of Directors (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, two of the Company’s incumbent directors have notified the Company of their retirement from the Board effective as of the Effective Date; and

WHEREAS, concurrently with the execution of this Agreement, the Company and one of the Elliott Parties are entering into an information sharing agreement (the “Information Sharing Agreement”) to enable the Company to share certain confidential information regarding the Company.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Elliott Parties and the Company agree as follows:

1. Board of Directors.

(a) Board Composition. Within one business day (as defined below) following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint Matthew A. Carey and Court D. Carruthers (collectively, the “New Directors”) as members of the Board, each with an initial term expiring at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”).

(b) Nomination. The Company agrees that, provided that a New Director is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the 2026 Annual Meeting, the Board will nominate each such New Director, together with the other persons included in the Company’s slate of nominees for election as a director at the 2026 Annual Meeting in accordance with this Section 1(b), as a director of the Company, with a term expiring at the Company’s 2027 Annual Meeting of Shareholders;

(ii) the Board will recommend that the shareholders of the Company vote to elect each such New Director as a director of the Company at the 2026 Annual Meeting; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of each such New Director at the 2026 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2026 Annual Meeting).

(c) New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties represents, warrants, and agrees that neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to any of the New Directors in connection with such person’s service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof.

(d) Replacement New Directors. If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Cooperation Period (as defined below), and at such time the Elliott Parties beneficially own a “net long position” of, or have aggregate net-long economic exposure to, at least 2.5% of the then-outstanding Common Stock (as defined below) (the “Minimum Ownership Threshold”), the Company and the Elliott Parties shall cooperate in good faith to mutually select, and the Company shall appoint, as promptly as practicable, a substitute Qualified Director (as defined below) reasonably acceptable to the Company and the Elliott Parties (such acceptance not to be unreasonably withheld, conditioned, or delayed) (such person, a “Replacement New Director”), to serve as a director of the Company for the remainder of such New Director’s term. Effective upon any replacement of a New Director, such Replacement New Director will be considered a New Director for all purposes of this Agreement.

(e) New Director Information. In connection with any New Director’s nomination for election as a director at the 2026 Annual Meeting or any Replacement New Director’s appointment to serve as a director of the Company in accordance with the terms of this Agreement, such person shall promptly provide to the Company: (i) any consents and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such person is elected at any annual meeting of shareholders of the Company, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company and its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, qualification, independence, and other criteria applicable to directors or satisfying compliance and legal obligations and (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-employee directors of the Company (including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-employee directors of the Company, including an executed consent to such background check) and the execution of any documents required by the Company of non-employee directors of the Company to assure compliance with Company Policies (as defined below).

(f) Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company. The Company agrees and acknowledges that no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties or their Representatives (as defined below), subject to such director’s observance of standard confidentiality obligations and fiduciary duties to the Company.

(g) Board Size. The Company agrees that, from the appointment of the New Directors as set forth in Section 1(a) until the expiration of the Cooperation Period, the size of the Board shall be no greater than 12 members.

(h) Committees. As soon as reasonably practicable following the appointment of the New Directors to the Board, the Board shall appoint Mr. Carey to the Board’s Audit Committee and Mr. Carruthers to the Board’s Compensation and Human Capital Committee. If any New Director is unable or unwilling to serve as a member of the committee to which such person has been appointed under this Section 1(h), resigns as, is removed as or ceases to be a member for any other reason prior to the expiration of the Cooperation Period, and at such time the Elliott Parties satisfy the Minimum Ownership Threshold, the Elliott Parties shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned, or delayed), another New Director serving on the Board at the time of such selection (including any Replacement New Director appointed pursuant to Section 1(d)) to serve on such committee as a replacement for such member (the “Replacement Committee Member”). The Board shall take all action necessary to appoint a Replacement Committee Member to such committee as promptly as practicable, and effective upon such appointment, such Replacement Committee Member will be considered a “New Director” solely for the purposes of the immediately preceding sentence.

(i) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any Elliott Party upon five business days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Cooperation.

(a) Non-Disparagement. Each of the Elliott Parties and the Company agrees that during the Cooperation Period, the Company and each Elliott Party shall refrain from making, and shall cause its respective Covered Persons (as defined below) not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the Elliott Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case, including: (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (w) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (x) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), (y) apply to any private communications among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), or (z) apply to any private communications between any of the persons listed in (x) on the one hand and (y) on the other hand.

(b) Voting. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct be voted), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournment or postponement thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the shareholders of the Company in lieu of a meeting: (i) in favor of each director nominated and recommended by the Board for election, (ii) against any shareholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation or authorization of the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 9.9% of the Common Stock outstanding at such time, or aggregate economic exposure to more than 15.0% of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from identifying any Replacement New Director pursuant to Section 1(d), as applicable;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Georgia Code § 14-2-1602 or any other statutory or regulatory provisions providing for shareholder access to books and records of the Company;

(iv) engage in any “solicitation” (as such term is used in the proxy rules but including, for the avoidance of doubt, solicitations of ten (10) or fewer shareholders which would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, financing, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, split-off or other similar separation of one or more business units, sale or other disposition of all or substantially all of the Company’s assets or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management, governance or corporate structure, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Formation, as amended from time to time, or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(viii) form, join or act in concert with any “group,” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including a failure to appoint the New Directors to the Board in accordance with Section 1(a), a failure to appoint a Replacement New Director to the Board in accordance with Section 1(d), or to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company; (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of equipment or facilities in ordinary course business operations) having an aggregate value exceeding 25% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party that is party to such Extraordinary Transaction, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (III) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (V) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3. Public Announcements. Not later than 9:00 a.m., Eastern Time, on September 4, 2025, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of one or more of the Elliott Parties or their Affiliates (unless such portfolio operating company is acting at the direction of the Elliott Parties or any of their Affiliates to engage in conduct that is prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in New York, New York;

(d) the term “Bylaws” shall mean the Company’s Amended and Restated By-laws (as amended or restated from time to time);

(e) the term “Common Stock” means the Company’s Common Stock, $1.00 par value per share;

(f) the term “Covered Persons” shall mean, (x) in the case of the Elliott Parties, each Elliott Party’s controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers, employees and other Representatives to the extent such Representatives are acting at any Elliott Party’s (or any of their respective Affiliates’) direction or on any Elliott Party’s (or any of their respective Affiliates’) behalf, and (y) in the case of the Company, the Company’s Affiliates and its and their respective principals, directors, members, officers and other Representatives to the extent such Representatives are acting at the Company’s (or its Affiliates’) direction or on the Company’s (or its Affiliates’) behalf;

(g) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(h) the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;

(i) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(j) the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors and (ii) unless the Company otherwise consents, (A) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (B) is not a limited partner, member, or other investor in any Elliott Party or any Affiliate of an Elliott Party (unless such investment has been disclosed to the Company), and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director of the Company;

(k) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(l) the term “SEC” means the U.S. Securities and Exchange Commission;

(m) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(n) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention:   Chris Galla

Email:     chris_galla@genpt.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, Georgia 30309

Attention:   Cal Smith and Robert Leclerc

Email:     CalSmith@kslaw.com / rleclerc@kslaw.com

if to the Elliott Parties:

c/o Elliott Investment Management L.P.

360 S. Rosemary Avenue, 18th Floor

West Palm Beach, Florida 33401

Attention:   Marc Steinberg and Scott Grinsell

Email:     msteinberg@elliottmgmt.com / sgrinsell@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Steve Wolosky, Kenneth Mantel and Dorothy Sluszka

Email:	swolosky@olshanlaw.com / kmantel@olshanlaw.com /

  dsluszka@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Elliott Party (i) irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware and the appellate courts thereof for any action, suit, or proceeding (whether in contract, tort or otherwise) arising out of or relating to this letter agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate automatically upon the earlier of (x) the date that is 30 calendar days prior to the notice deadline under the Bylaws for the nomination of non-proxy access director candidates for election to the Board at the 2027 Annual Meeting of Shareholders and (y) September 4, 2026 (the period commencing on the Effective Date and ending upon the earlier of such dates in clause (x) or (y), the “Cooperation Period”). Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement and the Information Sharing Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Information Sharing Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

16. Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “Affiliate,” “Representative,” “Restricted Person” and “Covered Person” shall each include any person who becomes an Affiliate, Representative, Restricted Person or Covered Person, respectively, subsequent to the date of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

* * * *

[Signature Page to Cooperation Agreement]

GENUINE PARTS COMPANY

By:	/s/ William P. Stengel, II
	Name:	William P. Stengel, II
	Title:	President and Chief Executive Officer

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release

[Filed separately as Exhibit 99.1 to the Current Report on Form 8-K]